EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement, dated as of February 2, 2005 (“Separation Agreement”), between David Bulger (“Bulger”) and Innkeepers USA Trust (“Trust”), provides as follows:

In consideration of the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Bulger’s employment with Trust will voluntarily cease as of 5:00 pm EST on a mutually agreeable date which shall be (a) no earlier than the date that the Trust’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 10-K”) is filed with the SEC and (b) no later than the later of (i) the date that the Trust’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2005 (the “First Quarter 10-Q”) is filed with the SEC and (ii) the date of the 2005 annual shareholders meeting (the “Separation Time”). Bulger will continue in his current duties as the Trust’s Chief Financial Officer and principal accounting officer until the Separation Time, including without limitation providing all signatures and/or certifications of the principal accounting officer or chief financial officer that are required in connection with (x) the initial filing of the 2004 10-K or any amendment to the 2004 10-K to be filed by the Trust to include information required by applicable SEC rules or guidance related to the Trust’s internal control over financial reporting as of December 31, 2004; and (y) the First Quarter 10-Q (“First Quarter Certifications”). Bulger will not be required to participate in the Trust’s conference call discussing earnings for the quarter ended March 31, 2005.

2. The Trust will:

A.	Maintain Bulger’s current salary and benefits through the Separation Time, in the normal course consistent with current practice.

B.	Pay Bulger cash severance of $330,000.00, which the parties agree will be paid to Bulger on the first regularly scheduled payroll date that is at least one week after the Separation Time (“Severance Payment Date”), without interest and subject to applicable withholding and payroll taxes.

C.	If Bulger is required by the Trust to provide the First Quarter Certifications, pay Bulger an additional amount equal to $12,500.00, which the parties agree will be paid to Bulger on the Severance Payment Date, without interest and subject to applicable withholding and payroll taxes.

D.	Acknowledge that as of the Separation Time that Bulger will be “vested” in the 10,000 restricted common shares that are currently outstanding. At Bulger’s request and upon receipt of customary documentation from Bulger and/or his broker, provide customary documentation to Bulger’s broker or the Trust’s transfer agent to assist in facilitating Bulger’s disposal of said shares in the public market on or after the Separation Time.

E.	Not make any disparaging remarks about Bulger, which could reasonably be deemed to adversely affect Bulger or his opportunities for future employment.

3. Bulger will:

A.	Facilitate the expeditious and efficient transitioning of his duties to other persons designated by the Trust through the Separation Time.

B.	Assist to the extent requested by the Trust in the effort to identify and recruit one or more replacements for his duties.

C.	Without limiting Section 2.A. above or any other term hereof, promptly comply with any direction by the Trust prior to the Separation Time to cease (i) working on behalf of the Company, (ii) representing himself as an officer, employee, agent or other representative of the Company, or (iii) visiting the Company’s offices or properties.

D.	Not copy or use in any way any Trust property. Bulger will have the right to remove his personal files and property from the Trust’s offices.

E.	Not make any disparaging remarks, which could in any way adversely affect the Trust or Innkeepers Hospitality Management, Inc. (collectively, with its past and present affiliates, “IH”), or their business prospects, trustees, directors, officers, employees, or the properties in which either has an interest.

F.	Deliver to the Trust on the Severance Payment Date a then-currently dated release in the form of Section 4 below. Bulger acknowledges and agrees that the delivery of such release is a material condition to the Trust’s obligations under both Section 2.B and Section 2.C.

4. Bulger, individually and on behalf of each of his affiliates, successors, heirs, assigns and any other persons or entities claiming through any of them, fully, forever, irrevocably, and unconditionally releases the Trust, and its officers, trustees, employees, agents and affiliates (including, for this purpose only, IH), and any of their successors or assigns, from and against any and all claims, causes of action, agreements (including employment or severance agreements), damages, liabilities and expenses, including attorney fees and costs, whether known or unknown, at law or in equity or mixed, which he or any of them, had, now has or in the future may have arising out of any matter or thing that has happened, developed or occurred before the date hereof. Bulger agrees not to file any legal or similar action or voluntarily participate in any legal or similar action, which could reasonably be deemed adverse to the Trust, IH or their trustees, directors, officers, employees, businesses or properties. Bulger understands that the release contained in this Section 4 is a general release. To the extent permitted by any applicable law, Bulger hereby waives any waiting or revocation period that might otherwise apply with respect to the release set forth in this Section 4.

5. Bulger and the Trust each agree that (a) the cessation of Bulger’s employment with the Trust is not the result of any accounting-related policy or disagreement and (b) they are aware of no accounting-related issue or policy of the Trust with respect to which they are not in agreement.

6. This Separation Agreement may not be amended, modified or otherwise changed in any manner except by a writing executed by all of the parties hereto. This Separation Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. This Agreement constitutes all of the agreements between Bulger and the Trust relating to the matters set forth herein and supersedes all other prior or concurrent oral or written letters, agreements and understandings with respect to the matters set forth herein. The failure of either party to insist upon strict performance of any term hereof shall not be deemed to be a waiver by such party of any term of this Separation Agreement. If any term, covenant or condition of this Separation Agreement is held to be invalid, illegal or unenforceable in any respect, this Separation Agreement shall be construed without such provision.

BULGER:

/s/ David Bulger	Dated: February 2, 2005
David Bulger

TRUST:

/s/ Jeffrey H. Fisher	Dated: February 2, 2005
Jeffrey H. Fisher, Chairman, Chief Executive
Officer and President